EXHIBIT 99.1

TPI Composites, Inc. Announces Third Quarter 2020 Earnings Results – Net Sales Increase by 23.5% - Net Income of $42.4 million and Adjusted EBITDA of $49.1 million – Provides 2020 Guidance

SCOTTSDALE, Ariz., Nov. 05, 2020 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, today reported financial results for the third quarter ended September 30, 2020.

Highlights

For the quarter ended September 30, 2020:

  Net sales of $474.1 million
  Net income of $42.4 million or $1.13 per diluted share
  EBITDA of $27.2 million
  Adjusted EBITDA of $49.1 million
KPIs		Q3'20	Q3'19
	Sets¹	1,038	858
	Estimated megawatts²	3,576	2,491
	Utilization[3]	93%	88%
	Dedicated manufacturing lines[4]	55	52
	Manufacturing lines installed[5]	54	48
  Number of wind blade sets (which consist of three wind blades) produced worldwide during the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets produced during the period.
  Utilization represents the percentage of wind blades invoiced during the period compared to the total potential wind blade capacity of manufacturing lines installed at the end of the period.
  Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
  Number of wind blade manufacturing lines installed and either in operation, startup or transition at the end of the period.

“We achieved strong revenue and Adjusted EBITDA growth in the third quarter attributable to increased production and high utilization,” said Bill Siwek, President and CEO of TPI Composites. “We also have benefited from a strong demand environment from our customer base and improved operational execution.”

“Strong current demand prospects in the U.S. and other emerging markets, driven by the economics of wind as well as the acceleration of energy transition and decarbonization initiatives, give us confidence in our global wind strategy as we continue to serve our customers in an efficient and cost-effective manner across our global manufacturing footprint.”

“We are also seeing strong performance out of our field services business. While still a relatively small piece of the overall business, we continue to build out the pipeline as we see a path to more significant revenue and margin contribution over time.”

“We are still closely monitoring the COVID-19 pandemic and preparing for potential resurgences in all of our geographies as we have seen a recent upturn in the number of positive cases in several of the regions where we operate. However, as of today, we continue to operate all of our plants near or above capacity as we continue to make up for lost production during the first half of the year, and therefore we are pleased to provide 2020 guidance.”

Guidance	Q4 2020	Full Year 2020
Net Sales	$435 million to $455 million	$1.64 billion to $1.66 billion
Adjusted EBITDA	$36 million to $46 million	$90 million to $100 million

“We remain encouraged by the growth opportunities in the wind and transportation markets and will continue to leverage our global footprint and scale to continue our profitable growth over the coming years,” concluded Mr. Siwek.

Third Quarter 2020 Financial Results

Net sales for the three months ended September 30, 2020 increased by $90.3 million or 23.5% to $474.1 million compared to $383.8 million in the same period in 2019. Net sales of wind blades increased by $97.9 million or 27.8% to $450.1 million for the three months ended September 30, 2020 as compared to $352.2 million in the same period in 2019. The increase was primarily driven by a 20% increase in the number of wind blades produced during the three months ended September 30, 2020 compared to the same period in 2019 as a result of increased production at our China, Mexico, Iowa, and India facilities. This increase was also due to a higher average sales price due to the mix of wind blade models produced during the three months ended September 30, 2020 compared to the same period in 2019. The fluctuating U.S. dollar against the Euro in our Turkey operations and the Chinese Renminbi in our China operations had a favorable impact of 0.7% on consolidated net sales for the three months ended September 30, 2020 as compared to the same period in 2019. Although our net sales increased for the three months ended September 30, 2020 compared to the same period in 2019, we estimate that our net sales were adversely impacted by approximately $8 million, based on several wind blade sets, which we had forecasted to produce in the period under non-cancellable purchase orders associated with our long-term contracts but were unable to do so as a result of the COVID-19 pandemic.

Total cost of goods sold for the three months ended September 30, 2020 was $433.6 million and included $5.2 million related to lines in startup and $3.4 million of transition costs related to lines in transition during the quarter. This compares to total cost of goods sold for the three months ended September 30, 2019 of $357.9 million and included $13.1 million related to lines in startup and $9.0 million of transition costs related to lines in transition during the quarter. Total cost of goods sold as a percentage of net sales decreased by approximately 2% during the three months ended September 30, 2020 as compared to the same period in 2019, driven primarily by the decrease in direct materials, the impact of savings in raw material costs, the decrease in startup and transition costs, and foreign currency fluctuations. The fluctuating U.S. dollar against the Euro, Turkish Lira, Chinese Renminbi and Mexican Peso had a favorable impact of 1.1% on consolidated cost of goods sold for the three months ended September 30, 2020 as compared to the same period in 2019.

General and administrative expenses for the three months ended September 30, 2020 totaled $9.3 million, or 2.0% of net sales, compared to $10.6 million, or 2.8% of net sales, for the same period in 2019. The decrease as a percentage of net sales in both periods was primarily driven by lower travel and training costs due to the COVID-19 pandemic.

Income taxes reflected a benefit of $32.3 million for the three months ended September 30, 2020 as compared to a provision of $18.8 million for the same period in 2019. The decrease in the provision during the three months ended September 30, 2020 was primarily due to the impact of a change in the forecasted annual effective tax rate and the earnings mix by jurisdiction in 2020 as compared to 2019.

Net income for the three months ended September 30, 2020 was $42.4 million as compared to a net loss of $4.6 million in the same period in 2019. The increase in the net income was primarily due to the reasons set forth above. During the quarter we were also impacted by a realized loss on foreign currency remeasurement of $17.1 million primarily due to net Euro liability exposure against the Turkish Lira. In addition, we estimate that our net income during the three months ended September 30, 2020 was adversely impacted by approximately $2 million, net of taxes based upon the forecasted gross margin on the wind blade sets we had forecasted to produce in the period under non-cancellable purchase orders associated with our long-term contracts but were unable to do so as a result of the COVID-19 pandemic.   In addition, during the period we incurred $4 million, net of taxes, of COVID-19 related costs associated with the health and safety of our associates and non-productive labor. The diluted net income per share was $1.13 for the three months ended September 30, 2020, compared to a diluted net loss per share of $0.13 for the three months ended September 30, 2019.

Adjusted EBITDA for the three months ended September 30, 2020 increased to $49.1 million compared to $27.5 million during the same period in 2019. Adjusted EBITDA margin increased to 10.4% compared to 7.2% during the same period in 2019. We estimate that our Adjusted EBITDA was adversely impacted for the three months ended September 30, 2020 by approximately $8 million, based upon the forecasted Adjusted EBITDA margin on the forecasted wind blade sets which we were to produce in those periods but were unable to do so as a result of the COVID-19 pandemic and COVID-19 related costs associated with the health and safety of our associates and non-productive labor.

Capital expenditures were $11.4 million for the three months ended September 30, 2020 compared to $21.4 million during the same period in 2019. Our capital expenditures have primarily related to machinery and equipment for new facilities and expansion and improvements at existing facilities.

We ended the quarter with $149.4 million of cash and cash equivalents and net debt was $89.3 million as compared to $71.8 million at December 31, 2019, and we had free cash flow during the three months ended September 30, 2020 of $49.5 million.

2020 Guidance

On April 23, 2020, TPI announced the withdrawal of its fiscal year 2020 financial guidance first issued on February 27, 2020. We are now providing our full-year and fourth quarter 2020 financial guidance. These numbers could be impacted by COVID-19 due to (i) the rapidly evolving nature, magnitude and duration of the COVID-19 pandemic, (ii) the variety of measures implemented by governments around the world to address its effects and (iii) the impact on our manufacturing operations. Although our plants are currently operating near or above planned capacity, many of our manufacturing facilities are operating in regions with continued high levels of reported COVID-19 positive cases. As such, we may be required to reinstate temporary production suspensions or volume reductions at these manufacturing facilities or at our other manufacturing facilities to the extent there is a resurgence of COVID-19 cases in the regions where we operate or there is an outbreak of positive COVID-19 cases in any of our manufacturing facilities.

Guidance	Q4 2020	Full Year 2020
Net Sales	$435 million to $455 million	$1.64 billion to $1.66 billion
Adjusted EBITDA	$36 million to $46 million	$90 million to $100 million

Conference Call and Webcast Information

TPI Composites will host an investor conference call this afternoon, Thursday, November 5, 2020 at 5:00 pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-800-926-5124, or for international callers, 1-212-231-2914. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 21971028. The replay will be available until November 12, 2020. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., China, Mexico, Turkey and India. TPI operates additional engineering development centers in Denmark and Germany.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: the impact of the COVID-19 pandemic on our business, effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including EBITDA, adjusted EBITDA, net cash (debt) and free cash flow. We define EBITDA as net income (loss) plus interest expense (including losses on extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, any realized gains or losses from foreign currency remeasurement, any realized gains or losses from the sale of assets and asset impairments and any restructuring costs. We define net cash (debt) as the total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. We define free cash flow as net cash flow from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures as well as our Investor Presentation which can be found in the Investors section at www.tpicomposites.com.

Investor Relations
480-315-8742
Investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2020	2019	2020	2019
Net sales	$474,113	$383,836	$1,204,566	$1,014,387
Cost of sales	425,064	335,778	1,141,183	904,135
Startup and transition costs	8,576	22,127	31,530	63,206
Total cost of goods sold	433,640	357,905	1,172,713	967,341
Gross profit	40,473	25,931	31,853	47,046
General and administrative expenses	9,263	10,608	25,646	27,801
Realized loss on sale of assets and asset impairments	2,160	3,354	5,518	10,561
Restructuring charges (reversals), net	45	(149)	343	3,725
Income from operations	29,005	12,118	346	4,959
Other income (expense):
Interest income	15	43	55	125
Interest expense	(3,108)	(2,130)	(7,464)	(6,403)
Realized gain (loss) on foreign currency remeasurement	(17,127)	3,719	(18,095)	(1,050)
Miscellaneous income	1,259	517	2,893	2,235
Total other income (expense)	(18,961)	2,149	(22,611)	(5,093)
Income (loss) before income taxes	10,044	14,267	(22,265)	(134)
Income tax benefit (provision)	32,338	(18,838)	(1,946)	(14,713)
Net income (loss)	$42,382	$(4,571)	$(24,211)	$(14,847)

Weighted-average common shares outstanding:
Basic	35,546	35,131	35,354	35,024
Diluted	37,423	35,131	35,354	35,024

Net income (loss) per common share:
Basic	$1.19	$(0.13)	$(0.68)	$(0.42)
Diluted	$1.13	$(0.13)	$(0.68)	$(0.42)

Non-GAAP Measures (unaudited):
EBITDA	$27,168	$26,302	$21,819	$33,876
Adjusted EBITDA	$49,131	$27,470	$53,722	$53,816

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	September 30,	December 31,
(in thousands)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$149,422	$70,282
Restricted cash	1,987	992
Accounts receivable	149,985	184,012
Contract assets	211,569	166,515
Prepaid expenses	15,950	10,047
Other current assets	21,794	29,843
Inventories	14,569	6,731
Total current assets	565,276	468,422
Noncurrent assets:
Property, plant, and equipment, net	210,024	205,007
Operating lease right of use assets	168,590	122,351
Other noncurrent assets	41,794	30,897
Total assets	$985,684	$826,677

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$310,344	$293,104
Accrued warranty	53,596	47,639
Current maturities of long-term debt	35,788	13,501
Current operating lease liabilities	25,569	16,629
Contract liabilities	2,010	3,008
Total current liabilities	427,307	373,881
Noncurrent liabilities:
Long-term debt, net of debt issuance costs and
current maturities	201,780	127,888
Noncurrent operating lease liabilities	165,551	113,883
Other noncurrent liabilities	9,594	5,975
Total liabilities	804,232	621,627
Total stockholders' equity	181,452	205,050
Total liabilities and stockholders' equity	$985,684	$826,677

Non-GAAP Measure (unaudited):
Net debt	$(89,311)	$(71,779)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Net cash provided by operating activities	$60,870	$64,253	$33,865	$62,735
Net cash used in investing activities	(11,398)	(22,455)	(53,428)	(60,194)
Net cash provided by (used in) financing activities	5,172	(8,088)	102,427	2,358
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	(679)	(811)	(3,204)	(115)
Cash, cash equivalents and restricted cash, beginning of period	97,444	61,261	71,749	89,376
Cash, cash equivalents and restricted cash, end of period	$151,409	$94,160	$151,409	$94,160

Non-GAAP Measure (unaudited):
Free cash flow	$49,472	$42,900	$(19,563)	$3,643

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Net income (loss)	$42,382	$(4,571)	$(24,211)	$(14,847)
Adjustments:
Depreciation and amortization	14,031	9,948	36,675	27,732
Interest expense (net of interest income)	3,093	2,087	7,409	6,278
Income tax provision (benefit)	(32,338)	18,838	1,946	14,713
EBITDA	27,168	26,302	21,819	33,876
Share-based compensation expense	2,631	1,682	7,947	4,604
Realized loss (gain) on foreign currency remeasurement	17,127	(3,719)	18,095	1,050
Realized loss on sale of assets and asset impairments	2,160	3,354	5,518	10,561
Restructuring charges (reversals), net	45	(149)	343	3,725
Adjusted EBITDA	$49,131	$27,470	$53,722	$53,816

Net debt is reconciled as follows:	September 30,	December 31,
(in thousands)	2020	2019
Cash and cash equivalents	$149,422	$70,282
Less total debt, net of debt issuance costs	(237,568)	(141,389)
Less debt issuance costs	(1,165)	(672)
Net debt	$(89,311)	$(71,779)

Free cash flow is reconciled as follows:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Net cash provided by operating activities	$60,870	$64,253	$33,865	$62,735
Less capital expenditures	(11,398)	(21,353)	(53,428)	(59,092)
Free cash flow	$49,472	$42,900	$(19,563)	$3,643

A reconciliation of the low end and high end ranges of projected net loss to projected EBITDA and projected adjusted EBITDA is as follows:	Q4 2020 Adjusted EBITDA Guidance Range (1)		FY 2020 Adjusted EBITDA Guidance Range (1)
(in thousands)	Low End	High End	Low End	High End
Projected net loss	$(7,000)	$(4,000)	$(31,000)	$(28,000)
Adjustments:
Projected depreciation and amortization	11,500	13,500	48,000	50,000
Projected interest expense (net of interest income)	2,500	3,500	10,000	11,000
Projected income tax provision	25,500	27,500	27,500	29,500
Projected EBITDA	32,500	40,500	54,500	62,500
Projected share-based compensation expense	2,000	3,000	10,000	11,000
Projected realized loss on foreign currency remeasurement	-	-	18,000	18,000
Projected realized loss on sale of assets and asset impairments	1,500	2,500	7,500	8,000
Projected restructuring charges	-	-	-	500
Projected Adjusted EBITDA	$36,000	$46,000	$90,000	$100,000

(1) All figures presented are projected estimates for the periods noted.